UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2013

INFINITY AUGMENTED REALITY, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53446	71-1013330
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Broadway

New York, New York 10006

 (Address of principal executive offices)

(212) 201-4070

(Telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Certain Officers and Directors

On May 30, 2013, Mr. Avrohom Oratz presented to the Board of Directors (the “Board”) of Infinity Augmented Reality, Inc. (the “Company”) a letter of resignation whereby he resigned from his positions as President, Chief Executive Officer, Director and all other positions to which he has been assigned, regardless of whether Mr. Oratz served in such capacity, of the Company, effective immediately. Mr. Oratz’s resignation was not the result of any disagreements with the Company on any matters relating to the Company’s operations, policies or practices.  A copy of Mr. Oratz’s resignation letter is attached hereto as Exhibit 10.28 and incorporated herein in its entirety by reference.

On May 30, 2013, Chaim Loeb and Abraham Lowy resigned from the Board.  Their resignations were not the result of any disagreements with the Company on any matters relating to the Company’s operations, policies or practices.  A copy of each of Mr. Loeb’s and Mr. Lowy’s letters of resignation is attached hereto as Exhibit 10.29 and 10.30 respectively and incorporated herein in their entirety by reference.

Election of Certain Officers and Directors

On May 30, 2013, 2013, the Board elected (i) Enon Landenberg as President, Chief Executive Officer and Director, (ii) Yuval Rabin and Adi Sheleg as directors. Below is a description of their relevant business experience:

Enon Landenberg, age 41, President, Chief Executive Officer and Director

Mr. Landenberg is the co-founder and managing partner of E-Dologic, Israel’s first interactive advertising agency, which was founded in 1999. The firm launched revolutionary campaigns for leading companies such as Coca-Cola, Mazda, Ford, JDate, Nestle and other Fortune 500 companies. In 2001 E-Dologic was acquired by Publicis Group SA, where Mr. Landenberg served as Chief Interaction Officer until January 2013. Along with building one of the largest digital advertising agencies, Mr., Landenberg is a well-known expert in the interactive media field, a highly sought-after lecturer at technology conventions and a featured TEDx conference keynote speaker. Mr. Landenberg earned an M.B.A. in Business Management from the Ruppin Academic Center and currently serves on the school’s Board of Governors. Recently Mr. Landenberg was named Chief Commercial Marketing Officer for the SpaceIL project, where he led an effort to raise $30 million to finance a project to land an Israeli spacecraft on the moon.

The Company believes that Mr. Landenberg’s experience and comprehensive knowledge of computer technology, new marketing techniques and operating and strategic management in the area of advanced technology will assist in achieving and managing its strategic growth and development.

Yuval Rabin, age 58, Director

Mr. Rabin is currently the Chairman of Beyond Verbal Communication Ltd. since November 2011and has served as Managing Partner and Founder of Oris Investments Ltd., an investment company with a focus on clean technology, since March 2010. Before that, he was Managing Partner at Rabin, Sheves, Lipkin-Shahak and Birger Partners, Inc., where he led business development for Israeli technologies companies in the evolving U.S. homeland security market and was also Chief Technology Officer and Chief Operating Officer at BeyondGuide, Inc. From 1985 to 2000, he worked at several technology companies including Esim Inc., Sapiens International and Digital Equipment Corp. – DEC. He completed a five-year program in computer sciences at the IDF computer center. In addition, he is Chairman of The Peace Generation, where he participated in developing several social programs such as day-care centers, after school care, para-military training courses that serve underprivileged populations. He was the co-founder of the Israeli Peace Initiative Program.

The Company believes that Mr. Rabin’s experience assisting technology companies develop infrastructure; including general management, business development, partnering and compliance will contribute to the Company’s development of its own infrastructure and growth as a public company.

Adi Sheleg, age 38, Director

Mr. Sheleg is currently the Chief Executive Officer of Genesis Angels fund, a venture capital firm, since November 2012. His partners at the firm include former Israeli Prime Minister Ehud Olmert, leading Kazakh industrialist Kenges Rakishev and leading tech entrepreneur Moshe Hogeg, the founder of Mobli and a member of our Board of Directors. The focus of the new venture capital firm is early stage investment in augmented reality, artificial intelligence and robotic innovations. Mr. Sheleg is well respected in the trading and investing world as he worked as an analyst, fund manager and trader from 1997-2012 for various arbitrage trading desks, including Lehman Brothers, ISP Group, Gilon Investments Ltd. and Ilanot Betucha.

The Company believes that Mr. Sheleg’s experience in capital raising strategy, investments and foreign markets will assist the Company’s development and maintenance of a sound financial strategy going forward.

Family Relationships

Neither, Mr. Landenberg, Mr. Rabin, nor Mr. Sheleg has a family relationship with any of the current officers or directors of the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Compensation of Certain Officers and Directors

On May 30, 2013, the Company agreed in principle to employ Enon Landenberg as President and Chief Executive Officer, through May 31, 2014 with an initial base compensation of $250,000.00 per year, Mr. Landenberg will be entitled to receive 300,000 Non-Qualified Stock Options with an exercise price of $0.405, vesting on May 30, 2013 and expiring on May 29, 2018.

On May 30, 2013, the Company entered into a Consulting Agreement with Avrohom Oratz, which terminates on November 30, 2013. A copy of such Consulting Agreement is annexed as Exhibit 10.31.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.28	Resignation Letter of Avrohom Oratz, dated May 30, 2013
10.29	Resignation Letter of Chaim Loeb dated May 30, 2013
10.30	Resignation Letter of Abraham Lowy dated May 30, 2013
10.31	Consulting Agreement dated May 30, 2013 with Avrohom Oratz

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INFINITY AUGMENTED REALITY, INC.

Dated: May 31, 2013	By:	/s/ Enon Landenberg
Enon Landenberg
President & Chief Executive Officer